Exhibit 99.1
Date: January 5, 2023
Subject: Important Company Update

Dear Cue Team,

We have trailblazed a new path in healthcare by building the world’s first molecular test authorized for home use. We have followed on that success by building the first digital test-to-treatment capability, which will be a foundation for infectious diseases and chronic disease management for decades to come. Our customers, which include top healthcare institutions, top technology companies, sporting leagues, and consumers have greatly appreciated the amazing product experience Cue has created around an incredibly important idea: to empower people to get the information they need about what’s happening with their health and act on it.

However, today we are sharing one of the most difficult decisions we have had to make since Clint and I founded Cue Health more than a decade ago. Effective today, we are reducing the company’s workforce by approximately 26%. Departing employees will be directly notified immediately following this email, and where possible, managers and HR business partners will follow-up personally in the coming days.

I’ve been thinking about how we got here. During the pandemic, Cue grew very quickly, growing from roughly 100 employees in 2020 to over 1500 employees. We can all be proud that as a company we made a great impact on people’s lives – empowering them to manage their health during these challenging years. But in today’s difficult economic environment and with concerns regarding COVID shifting to additional respiratory viruses and other health challenges, demand for COVID testing has come down from peak days of the pandemic.

We look forward to being able to show the world what’s next for Cue and have made incredible progress towards expanding our test menu. As shown by the heavy burden the tripledemic (RSV, Flu and COVID) has had on our healthcare system, we believe there is massive demand for the products we are building. We now have a number of submissions in review with the FDA for the expanded respiratory menu, including for our Flu + COVID multiplex test, standalone submissions for full clearance for both Flu and COVID, and recently we submitted our RSV test for pre-EUA review. Additionally, our clinical studies for strep throat have started. On the sexual health side, chlamydia and gonorrhea clinical studies have begun and we expect our Mpox test (monkeypox) to be submitted for EUA to the FDA shortly.

Despite all this amazing progress that each of you have helped achieve, regulatory approval timelines for new Cue products are uncertain, and we need to lower our costs so that Cue can successfully bring these important products to market and succeed. With an expanded menu and the additional services we are building on the software platform side to enable broader testing and treatment capabilities, we believe we can sustainably grow into the future in all seasons.

We are grateful to the gifted individuals who have helped build Cue to what it is today, and we are deeply saddened to see them go. I am sorry that we have to take these actions, and I take responsibility for this. I have the utmost respect for every departing team member and we are taking actions to help each of them, including:

•Compensation & Severance: a minimum of nine weeks of pay, based on tenure and role
•Paid Time Off (PTO): accrued and unused PTO paid upon separation
•Healthcare Benefits: remain unchanged until March 31, 2023, and Cue will cover the employer portion + fees for one additional month of COBRA, for eligible employees
•RSU/Equity Vesting: partial equity acceleration for eligible employees
•Immigration Support: dedicated support to those who need it
•Career Support: connections to other companies and a list of outplacement resources to help with new opportunities
•Cue Alumni Network: to support all those who have worked at Cue as best we can

Saying goodbye to valued colleagues is extremely difficult. Yet, I am confident that taking this step to reduce our cost structure now will best position us to maintain Cue’s bright future as we look to transform how people manage their health.

Best,
Ayub